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                                                                     EXHIBIT 3.1
                                  ARTICLES OF
                           AMENDMENT AND RESTATEMENT
                                      OF
                             DECLARATION OF TRUST
                                      OF
                        FEDERAL REALTY INVESTMENT TRUST

         FEDERAL REALTY INVESTMENT TRUST, an unincorporated business trust having its principal place of business at 1626 East Jefferson Street, Rockville, Maryland 20852 (the "Trust") hereby certifies that:

         FIRST: The Trust was formed pursuant to a Declaration of Trust first
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made in the District of Columbia on May 25, 1962, filed in the office of, and recorded by, the Recorder of Deeds, Washington, D.C., which declaration of trust was thereafter amended and restated in its entirety on May 24, 1984, pursuant to a Third Amended and Restated Declaration of Trust of Federal Realty Investment Trust, filed in the office of, and recorded by, the Recorder of Deeds, Washington, D.C.

         SECOND: Upon the later of (i) the time these Articles of Amendment and
         ------
Restatement are filed with and recorded by the District of Columbia Recorder of Deeds and (ii) the time the Restated Declaration of Trust is filed with and accepted by the State Department of Assessments and Taxation of the State of Maryland (the "Effective Time"):

         (1) The declaration of trust of the Trust, as amended and in effect (the "Existing Declaration of Trust"), shall be further amended and restated in its entirety to read as set forth in the Declaration of Trust attached hereto as Exhibit A (the
                                                              ---------
                  "Restated Declaration of Trust");

         (2) The Trust shall cease to be governed by the laws of the District of Columbia and shall thereupon be subject to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland;

         (3) All Common Shares of beneficial interest, no par value, of the Trust which were issued and outstanding pursuant to the Existing Declaration of Trust immediately prior to the Effective Time ("Common Shares") shall be reclassified and continue to exist as Common Shares of beneficial interest, $0.01 par value per share, of the Trust issued pursuant to the Restated Declaration of Trust ("New Common Shares");

         (4) All Series A Cumulative Redeemable Preferred Shares of beneficial interest, no par value, of the Trust which were issued and outstanding pursuant to the Existing Declaration of Trust immediately prior to the Effective Time ("Series A Preferred Shares") shall be reclassified and continue to exist as Series A Cumulative Redeemable Preferred Shares of beneficial interest, $0.01 par value per share, of
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                  the Trust issued pursuant to the Restated Declaration of Trust
                  ("New Series A Preferred Shares");

         (5) All share certificates theretofore representing Common Shares or Series A Preferred Shares, without any action on the part of the holder thereof, shall thereafter represent a like number of New Common Shares or New Series A Preferred Shares, as the case may be; and

         (6) All options, rights, or warrants to purchase or subscribe for Common Shares, without any action on the part of the holder thereof, shall thereafter entitle the holder to purchase or subscribe for a like number of New Common Shares on the same terms.

         THIRD: The terms of these Articles of Amendment and Restatement were
         -----
duly advised, authorized and approved by the Trust in the manner and by the vote required under the Existing Declaration of Trust. At a meeting of the Board of Trustees on February 22, 1999 and by unanimous written consent on March 24, 1999 and April 21, 1999, the Board of Trustees duly adopted resolutions setting forth the terms of these Articles of Amendment and Restatement, declaring the advisability thereof, and directing that such Articles of Amendment and Restatement be submitted for approval by the shareholders of the Trust. On May 5, 1999, the shareholders of the Trust approved and authorized the terms of these Articles of Amendment and Restatement by the affirmative vote of holders of more than two-thirds of the issued and outstanding shares entitled to vote, at a duly held meeting of shareholders.

         IN WITNESS WHEREOF, FEDERAL REALTY INVESTMENT TRUST has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Senior Vice President-Finance and Chief Financial Officer and attested to by its Secretary on the 20th day of May, 1999.


                                   FEDERAL REALTY INVESTMENT TRUST



                                   By: /s/ Donald C. Wood
                                       ----------------------------
                                       Donald C. Wood
                                       Senior Vice President-Finance and
                                       Chief Financial Officer


ATTEST:



/s/ Nancy J. Herman
-----------------------------
Nancy J. Herman, Secretary

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